As filed with the Securities and Exchange Commission on August 1, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StanCorp Financial Group, Inc.

(Exact name of issuer as specified in its charter)

Oregon	93-1253576
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1100 SW Sixth Avenue

Portland, Oregon 97204

(Address of principal executive offices, including zip code)

StanCorp Financial Group, Inc. 1999 Employee Share Purchase Plan

(Full title of the plan)

Holley Y. Franklin

Vice President, Corporate Secretary and Associate Counsel

StanCorp Financial Group, Inc.

1100 SW Sixth Avenue

Portland, Oregon 97204

(Name and address of agent for service)

Telephone number, including area code, of agent for service:

(971) 321-7000

Copy to:

Ruth A. Beyer

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204

(503) 224-3380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock	1,500,000 Shares	$29.72	$44,580,000	$5,108.87

(1)	The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933. The calculation of the registration fee is based on the average of the high and low prices of the Common Stock on July 30, 2012.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by StanCorp Financial Group, Inc. (the “Registrant”) with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant’s annual report or prospectus referred to in (a) above.

(c) The description of the authorized capital stock of the Registrant contained in the Registrant’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Article 6 of the Registrant’s Articles of Incorporation (the “Articles”) authorizes indemnification of current or former directors or officers of the Registrant to the fullest extent permitted by law. The Bylaws of the Registrant require indemnification of officers and directors to the fullest extent permitted by the Oregon Business Corporation Act (the “Act”). The effects of the Articles, the Bylaws and the Act (the “Indemnification Provisions”) are summarized as follows:

(a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Registrant) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

(b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Registrant against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no right of indemnification will be granted if the person is adjudged to be liable to the Registrant.

(c) Every person who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

(d) Because the limits of permissible indemnification under Oregon law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

(e) The Registrant may advance to a director or officer the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or officer affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

The Registrant maintains insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 4.1, Form S-3 dated July 19, 2012, File No. 333-182759).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2, Form S-1/A dated March 12, 1999, File No. 333-72521).

4.3	Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1, Form 10-Q dated August 3, 2011, File No. 001-14925) and Exhibits to Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1 to Form 10-Q dated November 2, 2011, File No. 001-14925).

5.1	Opinion of Counsel.

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney.

99.1	1999 Employee Share Purchase Plan, as amended.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on August 1, 2012.

STANCORP FINANCIAL GROUP, INC.

By	/s/ J. GREG NESS
J. Greg Ness
Chairman, President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Greg Ness J. Greg Ness	Chairman, President and Chief Executive Officer (Principal Executive Officer), Director	August 1, 2012

/s/ Floyd F. Chadee Floyd F. Chadee	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 1, 2012

/s/ Robert M. Erickson Robert M. Erickson	Vice President and Controller (Principal Accounting Officer)	August 1, 2012

* Eric E. Parsons Eric E. Parsons	Director	August 1, 2012

* Virginia L. Anderson Virginia L. Anderson	Director	August 1, 2012

* Frederick W. Buckman Frederick W. Buckman	Director	August 1, 2012

* Stanley R. Fallis Stanley R. Fallis	Director	August 1, 2012

* Duane C. McDougall Duane C. McDougall	Director	August 1, 2012

* George J. Puentes George J. Puentes	Director	August 1, 2012

* Mary F. Sammons Mary F. Sammons	Director	August 1, 2012

* E. Kay Stepp E. Kay Stepp	Director	August 1, 2012

* Michael G. Thorne Michael G. Thorne	Director	August 1, 2012

* By:	/s/ FLOYD F. CHADEE
Floyd F. Chadee
(As Attorney-in-fact)

EXHIBIT INDEX

Exhibit Number	Document Description

4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 4.1, Form S-3 dated July 19, 2012, File No. 333-182759).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2, Form S-1/A dated March 12, 1999, File No. 333-72521).

4.3	Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1, Form 10-Q dated August 3, 2011, File No. 001-14925) and Exhibits to Amended and Restated Rights Agreement (incorporated by reference to Exhibit 4.1 to Form 10-Q dated November 2, 2011, File No. 001-14925).

5.1	Opinion of Counsel.

23.1	Consent of Deloitte & Touche LLP.

24.1	Powers of Attorney.

99.1	1999 Employee Share Purchase Plan, as amended.